UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 01/02/2015

INFORMATION ANALYSIS INCORPORATED

(Exact name of registrant as specified in its charter)

Commission File Number: 000-22405

VA	54-1167364
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11240 Waples Mill Rd, Ste 201, Fairfax, VA 22030

(Address of principal executive offices, including zip code)

703-383-3000

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02                      Departure of Directors or Principle Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By Unanimous Consent on January 2, 2015, the Board of Directors (the “Board”) of Information Analysis Incorporated (the "Company"), pursuant to and in accordance with Article III Sections 2 and 5 of its Amended Articles of Incorporation, increased the number of directors from four to five, and appointed Mr. William Pickle as a director of the Company to fill this newly created position, to hold office until the 2015 annual meeting of stockholders and until his respective successor is duly elected and qualified.  At this time, it has not been determined on which committees, if any, Mr. Pickle will serve.  There are no related party transactions under Section 404(a) of Regulation S-K (17 CFR 229.404(a)) between Mr. Pickle and the Company, its principle officers, its control persons, or its Board.  Mr. Pickle will be granted options to purchase ten thousand shares at a strike price equal to the closing market price of the Company’s common stock on the date of grant, and will receive the standard compensation as a member of the Board of $500 per calendar quarter.

Biography / qualifications:

William Pickle is a government affairs/business development consultant with over 30 years of experience at senior levels within the federal government.

Most recently, Mr. Pickle served as the 37th Sergeant at Arms (SAA) of the United States Senate. Mr. Pickle was nominated for this senior position by Senate Majority Leader Bill Frist and elected by the Senate in March, 2003. He was re-elected in January, 2005. In this position, Mr. Pickle served as the Senate's Chief Operating Officer, Chief of Protocol, Chief of Security; and managed over 950 Senate employees and an annual budget exceeding $200 million. As SAA, Mr. Pickle worked closely with Senators, Committees and senior Senate staff on a daily basis. In addition, as the SAA, he served as Chairman of the U.S. Capitol Police Board with direct oversight for a 2200 person police department with a budget of $300 million.

Prior to his Senate service, Mr. Pickle served in several Senior Executive Service (SES) positions within the Executive Branch. He was the first SES Director of the Transportation Security Administration where he assisted in the formation of the agency and the federalizing of the Denver International Airport in 2002. Prior to this position, he served as the Deputy Inspector General of the Department of Labor responsible for communications, evaluations, and legislative affairs.

The bulk of Mr. Pickle's career was spent with the United States Secret Service where he rose steadily through the ranks from Special Agent to Senior Executive. Mr. Pickle's strong legislative background was enhanced by his appointment as Executive Assistant Director responsible for the Congressional and Legislative Affairs program of the Secret Service. Mr. Pickle served in this position from 1991 to 1998. Mr. Pickle was responsible for numerous pieces of legislation that provided new authority and significant increases in appropriations to the Secret Service.

Mr. Pickle is a highly decorated Vietnam Veteran who served with the 1st Cavalry Division in 1968-69. Among his awards are the Bronze Star, Purple Heart, 7 Air Medals for valor, 3 Army Commendation Medals, Vietnamese Cross of Gallantry, and the Combat Infantry Badge.

Mr. Pickle currently serves on the President's Medal of Valor Award Committee as well as numerous University and Corporate Boards. He is a former member of the 2004 Presidential Election Advisory Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION ANALYSIS INCORPORATED

Date: January 5, 2015	By:	/s/ Matthew T. Sands
Matthew T. Sands
Controller